EXHIBIT 2.3

AGREEMENT AND PLAN OF MERGER

among

NORTH FORK BANCORPORATION, INC.

NORTH FORK BANK

and

THE TRUST COMPANY OF NEW JERSEY

Dated as of December 16, 2003

TABLE of CONTENTS

ARTICLE I THE MERGER		7
1.1.	The Merger	7
1.2.	Effective Time	7
1.3.	Effects of the Merger	8
1.4.	Conversion of Company Common Stock	8
1.5.	Stock Options	9
1.6.	Parent Common Stock	9
1.7.	Parent Bank Common Stock	10
1.8.	Surviving Bank Capital Stock	10
1.9.	Organization Certificate	10
1.10.	By-Laws	10
1.11.	Directors and Officers	10
1.12.	Offices	10
1.13.	Tax Consequences	10
ARTICLE II EXCHANGE OF SHARES		10
2.1.	Parent to Make Shares Available	10
2.2.	Exchange of Shares	11
2.3.	Dissenters’ Rights	13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
3.1.	Disclosure Schedule	13
3.2.	Standards	13
3.3.	Corporate Organization	14
3.4.	Capitalization	14
3.5.	Authority; No Violation	15
3.6.	Consents and Approvals	16
3.7.	Reports	17
3.8.	Financial Statements	17
3.9.	Broker’s Fees	18
3.10.	Absence of Certain Changes or Events	18
3.11.	Legal Proceedings	19
3.12.	Taxes	19
3.13.	Employee Benefit Plans	21
3.14.	FDIC and SEC Reports	22
3.15.	Company Information	23
3.16.	Compliance with Applicable Law	23
3.17.	Certain Contracts	24
3.18.	Investment Securities	24
3.19.	Business Combination Provision; State Takeover Laws	24
3.20.	Environmental Matters	25
3.21.	Derivative Transactions	26
3.22.	Opinion	26

i

3.23.	Approvals; Reorganization	26
3.24.	Loan Portfolio	27
3.25.	Property	27
3.26.	Intellectual Property	28
3.27.	Disclosure Controls and Procedures	28
3.28.	Labor Relations	29
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		30
4.1.	Disclosure Schedule	30
4.2.	Standards	30
4.3.	Corporate Organization	30
4.4.	Capitalization	31
4.5.	Authority; No Violation	32
4.6.	Consents and Approvals	33
4.7.	Reports	34
4.8.	Financial Statements	34
4.9.	Broker’s Fees	35
4.10.	Absence of Certain Changes or Events	35
4.11.	Legal Proceedings	35
4.12.	Taxes	35
4.13.	Employee Benefit Plans	36
4.14.	SEC Reports	38
4.15.	Parent Information	38
4.16.	Compliance with Applicable Law	38
4.17.	Certain Contracts	39
4.18.	Ownership of Company Common Stock	40
4.19.	Environmental Matters	40
4.20.	Derivative Transactions	41
4.21.	Approvals; Reorganization	41
4.22.	Property	41
4.23.	Intellectual Property	42
4.24.	Disclosure Controls and Procedures	42
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		43
5.1.	Covenants of the Company	43
5.2.	Covenants of Parent and Parent Bank	46
ARTICLE VI ADDITIONAL AGREEMENTS		46
6.1.	Regulatory Matters	47
6.2.	No Solicitation by the Company	47
6.3.	Access to Information	49
6.4.	Stockholder Meeting	51
6.5.	Affiliates	51
6.6.	Stock Exchange Listing	51
6.7.	Employee Benefit Plans; Existing Agreements	51
6.8.	Indemnification	52

6.9.	Reasonable Best Efforts; Additional Agreements	54
6.10.	Advice of Changes	54
6.11.	Current Information	55
6.12.	Coordination of Dividends	55
6.13.	Accountant’s Letter	55
6.14.	Certain Modifications; Restructuring Charges	55
6.15.	Directorship	56
6.16.	Registration	56
6.17.	Section 16 Matters	56
6.18.	Transition	56
ARTICLE VII CONDITIONS PRECEDENT		57
7.1.	Conditions to Each Party’s Obligation To Effect the Merger	57
7.2.	Conditions to Obligations of Parent	57
7.3.	Conditions to Obligations of the Company	58
ARTICLE VIII TERMINATION AND AMENDMENT		59
8.1.	Termination	59
8.2.	Effect of Termination	61
8.3.	Amendment	61
8.4.	Extension; Waiver	61
8.5.	Termination Fee	61
ARTICLE IX GENERAL PROVISIONS		62
9.1.	Closing	62
9.2.	Nonsurvival of Representations, Warranties and Agreements	63
9.3.	Expenses	63
9.4.	Notices	63
9.5.	Interpretation	64
9.6.	Counterparts	64
9.7.	Entire Agreement	64
9.8.	Governing Law	64
9.9.	Enforcement of Agreement	64
9.10.	Severability	64
9.11.	Publicity	65
9.12.	Assignment; No Third Party Beneficiaries	65

Index of Defined Terms

	Location of
Term	Definition

Acquisition Proposal	6.2	(a)
Acquisition Transaction	8.5	(d)
Affected Employees	6.7	(a)
Agreement	Preamble
Certificate	1.4	(a)
Claim	6.8	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Common Stock	1.4	(a)
Company Contract	3.17	(a)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.26	(b)
Company Notice	6.2	(a)
Company Option	1.5
Company Option Plans	1.5
Company Preferred Stock	3.4	(a)
Company Reports	3.14
Company’s Counsel	7.3	(e)
Derivative Transaction	3.21	(c)
Dissenting Stockholders	1.4	(a)
DPC Shares	1.4	(b)
Effective Time	1.2
Environmental Laws	3.20	(a)
ERISA	3.13	(a)
ERISA Affiliate	3.13	(a)
Exchange Act	3.8
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4	(a)
FDIC	3.3	(a)
GAAP	3.8
Governmental Entity	3.6
Hazardous Materials	3.20	(d)
Indemnified Parties	6.8	(a)
Injunction	7.1	(e)
Insurance Amount	6.8	(b)
Intellectual Property	3.26	(b)
Interim Grants	5.1	(j)
IRS	3.12	(a)
KPMG	3.8
Liens	3.4	(b)

	Location of
Term	Definition

Loan Property	3.20	(d)
Loans	3.24	(a)
Material Adverse Effect	3.2	(b)
Merger	Recitals
Multiemployer Plan	3.13	(c)
N.J.B.A	1.1
N.Y.B.L	1.1
New Jersey Banking Department	3.5	(a)
New York Banking Department	3.6
NYSE	2.2	(e)
Parent	Preamble
Parent Bank	Preamble
Parent Common Stock	1.4	(a)
Parent Contract	4.17	(a)
Parent Disclosure Schedule	4.1
Parent Hazardous Materials	4.19	(d)
Parent Intellectual Property	4.23	(b)
Parent Loan Property	4.19	(d)
Parent Multiemployer Plan	4.13	(c)
Parent Participation Facility	4.19	(d)
Parent Pension Plan	4.13	(a)
Parent Plans	4.13	(a)
Parent Preferred Stock	4.4	(a)
Parent Reports	4.14
Parent’s Counsel	7.2	(e)
Participation Facility	3.20	(d)
Pension Plan	3.13	(a)
Plans	3.13	(a)
Proxy Statement	3.6
Regulatory Agencies	3.7
Requisite Regulatory Approvals	7.1	(c)
S-4	3.6
Sandler O’Neill	3.9
SEC	3.6
Securities Act	3.14
Software	3.26	(b)
Subsidiary	3.3	(a)
Superintendent	1.2
Superior Proposal	6.2	(a)
Surviving Bank	1.1
Tax Return	3.12	(b)
Taxes	3.12	(b)
Termination Fee	8.5	(a)
Trust Account Shares	1.4	(b)
UBS	3.9
Union Agreement	3.28	(c)

v

Location of
Term	Definition

Voting Agreements	4.18
WARN Act	3.28 (b)

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2003 (this “Agreement”), by and among North Fork Bancorporation, Inc., a Delaware corporation (“Parent”), North Fork Bank, a New York state-chartered commercial bank and a wholly owned subsidiary of Parent (“Parent Bank”), and The Trust Company of New Jersey, a New Jersey state-chartered commercial bank (the “Company”).

          WHEREAS, the Boards of Directors of Parent, Parent Bank and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent Bank, with Parent Bank being the surviving entity (the “Merger”);

          WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

          1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the provisions of the laws and regulations of the State of New York, including the New York Banking Law, as amended (the “N.Y.B.L.”), and the laws and regulations of the State of New Jersey, including the Banking Act of 1948, as amended (the “N.J.B.A.”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent Bank. Parent Bank shall be the surviving bank (hereinafter sometimes called the “Surviving Bank”) in the Merger and shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Bank shall continue to be Parent Bank. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

          1.2. Effective Time. The Merger shall become effective at the date and time set forth in the certificate which shall be issued by the Superintendent of Banks of the New York State Banking Department (the “Superintendent”) pursuant to Section 601-b of the N.Y.B.L. The term “Effective Time” shall be the date and time when the Merger becomes effective, as specified in the certificate of the Superintendent.

          1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 602 of the N.Y.B.L.

          1.4. Conversion of Company Common Stock.

               (a) At the Effective Time, subject to Section 2.2(e), each share of the common stock, par value $2.00 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (x) held in the Company’s treasury, (y) held by stockholders (the “Dissenting Stockholders”) duly exercising appraisal rights, if any, pursuant to N.J.B.A. §17:9A-140. and (z) held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined in Section 3.3(a) hereof) (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.4(b) hereof)), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for one share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of any fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be appropriately and equitably adjusted.

     (b)  At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

          1.5. Stock Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a “Company Option”) under the Company’s 1993 Incentive Stock Option Plan, as amended, 1993 Executive Stock Option Plan, as amended, 2002 Stock Option Plan, 2002 Executive Stock Option Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the “Company Option Plans”), which is outstanding and unexercised immediately prior thereto shall, by virtue of the Merger and without any further action on the part of the Company or any holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below, and each Company Option shall otherwise remain subject to the Company Option Plans and the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options:

               (a) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and (ii) the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

               (b) the exercise price per share of Parent Common Stock under the new option shall be equal to (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

               (c) The adjustment provided herein with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

               (d) The Company, Parent and Parent Bank shall take all actions with respect to the Company Options and the Company Option Plan that are necessary to implement the provisions of this Section 1.5.

          1.6. Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

          1.7. Parent Bank Common Stock. The shares of common stock of Parent Bank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

          1.8. Surviving Bank Capital Stock. The authorized capital stock of the Surviving Bank shall be 25,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. After the Effective Time, the Surviving Bank shall have approximately $2,201,000 surplus.

          1.9. Organization Certificate. At the Effective Time, the organization certificate of Parent Bank, as in effect at the Effective Time, shall be the organization certificate of the Surviving Bank.

          1.10. By-Laws. At the Effective Time, the by-laws of Parent Bank, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Bank until thereafter amended in accordance with applicable law.

          1.11. Directors and Officers. At and after the Effective Time, the directors and executive officers of the Surviving Bank shall consist of the persons named in Exhibit A hereto, each to hold office in accordance with the organization certificate and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

          1.12. Offices. (a) At the Effective Time, the principal office and branch offices of the Company, established and authorized immediately prior to the Effective Time and listed on Exhibit B hereto, shall become established and authorized branch offices of the Surviving Bank.

               (b) At the Effective Time, the principal office and branch offices of Parent Bank, established and authorized immediately prior to the Effective Time and listed on Exhibit C hereto, shall become the established and authorized principal office and branch offices of the Surviving Bank.

          1.13. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

ARTICLE II
EXCHANGE OF SHARES

     2.1. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4(a) and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Company Common Stock.

          2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

               (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Company Common Stock shall have been converted.

               (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Parent, Parent Bank or the Exchange Agent shall be entitled to deduct and withhold from the Exchange Fund otherwise payable pursuant to this Agreement such amounts as Parent, Parent Bank or the Exchange Agent are required to deduct and withhold under the Code and the regulations promulgated thereunder, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Parent Bank or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by Parent, Parent Bank or the Exchange Agent.

               (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

               (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(a) hereof.

               (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Parent Bank, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this

Agreement.

          2.3. Dissenters’ Rights. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder’s shares for their “value,” as provided in N.J.B.A. §17:9A-140, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such stockholder shall thereupon be converted into shares of Parent Common Stock as provided by Section 1.4 hereof. Parent shall be responsible for payments to any Dissenting Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          3.1. Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Section 5.1.

          3.2. Standards. (a) No representation or warranty of the Company contained in this Article III (other than the representations and warranties in Sections 3.4(a), 3.5(a), 3.5(b)(i), 3.8, 3.9, 3.10(a), 3.13(a), 3.13(b), 3.14, 3.15, 3.17(a), 3.18, 3.19, 3.22, and 3.23 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on the Company.

               (b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banks or their holding companies generally, (y) any change or modification to such party’s policies and practices pursuant to Section 6.14 or that otherwise arises out of this Agreement and compliance with the terms and conditions hereof, or (z) any change in general economic or business conditions, in each case which affects banks or their holding companies generally, except to the extent such change affects the referenced party to a materially greater extent than banks or their holding companies generally, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

          Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

          3.3. Corporate Organization. (a) The Company is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation and by-laws of the Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

               (b) Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

               (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

          3.4. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 72,000,000 shares of Company Common Stock and 60,000 shares of preferred stock, par value $100 per share (the “Company Preferred

Stock”). As of the date of this Agreement, there are (i) not more than 18,365,342 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued and outstanding, (iii) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 2,004,295 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 3.4(a) of the Company Disclosure Schedule and (iv) no shares of Company Common Stock held by the Company in its treasury or by the Company’s Subsidiaries. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.4(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 3.4(a) of the Company Disclosure Schedule.

               (b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any equity investments other than investments in wholly owned Subsidiaries or (ii) any investments in real estate or real estate development projects, other than assets classified as “other real estate owned.” No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

          3.5. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock (the effectiveness of which stockholder approval may be subject to receipt of the prior approval of this Agreement by the New Jersey Commissioner of Banking and Insurance (the “New Jersey Banking Department”) pursuant to N.J.B.A. §17:9A-136), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Parent Bank) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

               (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or the by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.6 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          3.6. Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and the approval of such application, (b) the filing of an application with the New York State Banking Department (the “New York Banking Department”) and the approval of such application, (c) the filing of an application with the New Jersey Banking Department and the approval of such application, (d) the filing with the FDIC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the Securities and Exchange Commission (the “SEC”) and declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (e) the approval of this Agreement by the requisite vote of the stockholders of the Company, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) such filings, authorizations or approvals as may be set forth in Section 3.6 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, agency or commission or other governmental or regulatory authority, including any Regulatory Agency (as defined in Section 3.7 hereof) (each a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

          3.7. Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (i) the FDIC, (ii) any state banking commissions or any other state regulatory authority, including the New York Banking Department and the New Jersey Banking Department and (iii) any other self-regulatory organization (collectively, together with any other federal or state authority regulating financial institutions, including the Board of Governors of the Federal Reserve System, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.7 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding, or to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

          3.8. Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the FDIC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of KPMG LLP (“KPMG”), independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of December 31, 2002 and September 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the nine-month periods ended September 30, 2002 and September 30, 2003, as reported in the Company’s Quarterly Report on

Form 10-Q for the period ended September 30, 2003 filed with the FDIC under the Exchange Act. The December 31, 2002 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          3.9. Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to UBS Securities LLC (“UBS”) and to Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in accordance with the terms of letter agreements between UBS and the Company and between Sandler O’Neill and the Company, a true, complete and correct copy of each of which has been previously delivered by the Company to Parent.

          3.10. Absence of Certain Changes or Events. (a) Except (i) as set forth in Section 3.10(a) of the Company Disclosure Schedule or (ii) as disclosed in any Company Report (as defined in Section 3.14 hereof) filed with the FDIC or SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on the Company.

               (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

               (c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, other than regular quarterly cash dividends on the Company Common Stock, (iii) effected or authorized any issuance, split, combination or reclassification of any of the Company’s capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) changed any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or change in Tax election, amended any Tax Returns (as defined in Section 3.12(b)) or entered into any settlement or compromise of any income tax liability of the Company or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

          3.11. Legal Proceedings. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

               (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

          3.12. Taxes. (a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as defined below) required to be filed by it at or prior to the Effective Time, and such Tax Returns are true, correct and complete, (ii) timely paid in full all Taxes required to be paid by it and (iii) made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section

3.12(a) of the Company Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or proposed with regard to any Taxes (other than federal or state income Taxes) of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a notice of any pending or proposed claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (vi) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix)neither the Company nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of the Company or its Subsidiaries, (x) neither the Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

          (b) For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

     3.13. Employee Benefit Plans. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, stock purchase “welfare plan” (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension plan” (within the meaning of Section 3(2) of ERISA (a “Pension Plan”)); and each employment, termination or severance plan or agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Plans”) by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, of the Company and any Subsidiary or any current or former director of the Company.

          (b) The Company has heretofore made available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the Form 5500 for such Plan (if applicable) for each of the two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) a copy of the most recent summary plan description required for such Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for the Plan (as applicable) and the latest financial statements thereof.

          (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) each of the Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans that is a Pension Plan and that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under Section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Pension Plan’s actuary with respect to such Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Pension Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is expected to be incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and the Company is not aware of any condition that presents a risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each Plan in respect of current or prior plan years have been made or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate have engaged in a transaction, with respect to any Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer or (3) result in payment of amounts under the Plans which would not be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

     3.14. FDIC and SEC Reports. The Company has previously made available to Parent a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 (collectively, the “Company Reports”) by the Company with the FDIC and the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act and (b) communication mailed by the Company to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the FDIC and SEC, as applicable, with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the FDIC or SEC relating to disclosures contained in any Company Report.

     3.15. Company Information. The information relating to the Company and its Subsidiaries that is provided to Parent by the Company or any of its affiliates or representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

     3.16. Compliance with Applicable Law. The Company and each of its Subsidiaries:

          (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of “satisfactory” or better;

          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and each of its Subsidiaries to carry on its business as currently conducted;

          (c) has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

          (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     3.17. Certain Contracts. (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Bank or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (iv) which is not terminable without cause on 60 days or less notice or involves the payment of more than $250,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.17(a), whether or not set forth in Section 3.17(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.”

          (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or a Subsidiary of the Company and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

     3.18. Investment Securities. Section 3.18 of the Company Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.

     3.19. Business Combination Provision; State Takeover Laws. The Board of Directors of the Company has (a) been informed of the Voting Agreements and (b) approved the transactions contemplated by this Agreement such that the provisions of the New Jersey Shareholders’ Protection Act and the provisions of Article VII of the Company’s certificate of incorporation will not, assuming the accuracy of the representations contained in Section 4.18 hereof, apply to this Agreement or any of the transactions contemplated hereby. No “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

     3.20. Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule:

          (a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined below) in the environment or workplace (“Environmental Laws”);

          (b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, and, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

          (c) To the knowledge of the Company, during the period of: (i) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law; and

          (d) The following definitions apply for purposes of this Section 3.20: (i) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     3.21. Derivative Transactions. (a) All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (b) Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or with words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

          (c) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     3.22. Opinion. Prior to the execution of this Agreement, the Company has received an opinion from UBS to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

     3.23. Approvals; Reorganization. As of the date of this Agreement, the Company (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.3(e) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     3.24. Loan Portfolio. (a) Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of September 30, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24(a) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of September 30, 2003, were classified by the Company or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of September 30, 2003 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of the Company that as of September 30, 2003, was classified as “Other Real Estate Owned” and the book value thereof. The Company shall promptly inform Parent in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

          (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     3.25. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default thereunder.

     3.26. Intellectual Property. (a) To the knowledge of the Company, the Company and its Subsidiaries own or have a valid license to use all Company Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, all other Company Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, the consummation of the Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger as the Company and its Subsidiaries had prior to the consummation of the Merger.

          (b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries.

     3.27. Disclosure Controls and Procedures. Except as set forth in Section 3.27 of the Company Disclosure Schedule, since December 31, 2001 the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the FDIC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC and (vi) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Company’s or its Subsidiaries records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

     3.28. Labor Relations(a). Except to the extent set forth in Section 3.28(a) of the Company Disclosure Schedule, (i) there is no labor strike, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years there has not been any such action; (ii) to knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than those set forth in Section 3.28(a) of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered to Parent; (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state agency; and (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure.

          (b) Within the last five years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Except as set forth in Section 3.28(b) of the Company Disclosure Schedule, none of the Company’s or its Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) within the period 90 days prior to date of this Agreement.

          (c) The Agreement between the Company and Local No. 153, Office and Professional Employees International Union AFL-CIO, dated as of July 28, 2002 (the “Union Agreement”) represents the entire agreement between the Company and the Union and there are no oral or written amendments thereto. Except for the Union Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral) with any labor organization or employee association.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

     4.1. Disclosure Schedule. Prior to the execution and delivery of this Agreement, Parent has delivered to the Company a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Parent’s representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained in Section 5.2.

     4.2. Standards. No representation or warranty of Parent contained in this Article IV (other than the representations and warranties in Sections 4.4(a), 4.5(a)(i), 4.5(a)(ii)(2), 4.5(b)(i), 4.5(b)(ii)(2), 4.8, 4.9, 4.10, 4.13(a), 4.13(b), 4.14, 4.15, 4.17(a) and 4.21 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent.

     Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

     4.3. Corporate Organization . (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The certificate of incorporation and by-laws of Parent, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (b) Parent Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Parent Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent’s other Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The organization certificate and by-laws of Parent Bank, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c) The minute books of Parent and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.4. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the date of this Agreement, there are (i) not more than 152,511,251 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were reserved for issuance, except that 2,066,983 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Dividend Investment and Stock Purchase Plan, 22,069,527 shares of Parent Common Stock were reserved for issuance pursuant to the Parent 1985 Incentive Stock Option Plan, the Parent 1987 Long-Term Incentive Plan, the Parent 1989 Executive Management and Compensation Plan, the Parent 1994 Key Employee Stock Plan, the Parent 1997 Non-Officer Stock Plan, the Parent 1998 Stock Compensation Plan, the Parent 1999 Stock Compensation Plan, the New Employee Stock Compensation Plan, the JSB Financial, Inc. 1996 Stock Option Plan, the Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan and the Reliance Bancorp, Inc. Amended and Restated Stock Option Plan, (iv) no shares of Parent Preferred Stock were reserved for issuance and (v) 22,069,527 shares of Parent Common Stock were held by Parent in its treasury or by Parent’s Subsidiaries. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.4(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) Section 4.4(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent as of the date of this Agreement. Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.5. Authority; No Violation. (a) (i) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Company and Parent Bank) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (ii) Except as set forth in Section 4.5(a)(ii) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (1) violate any provision of the certificate of incorporation or by-laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (2) assuming that the consents and approvals referred to in Section 4.6 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (b) (i) Parent Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent Bank, and no other corporate proceedings on the part of Parent Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent Bank and (assuming due authorization, execution and delivery by the Company and Parent) this Agreement constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (ii) Except as set forth in Section 4.5(b)(ii) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent Bank nor the consummation by Parent Bank of the transactions contemplated hereby, nor compliance by Parent Bank with any of the terms or provisions hereof, will (1) violate any provision of the organization certificate or by-laws of Parent Bank or (2) assuming that the consents and approvals referred to in Section 4.6 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent Bank or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent Bank is a party, or by which it or any of its properties or assets may be bound or affected.

     4.6. Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and the approval of such application, (b) the filing of an application with the New York Banking Department and the approval of such application, (c) the filing of an application with the New Jersey Banking Department and the approval of such application, (d) the filing with the FDIC of the Proxy Statement and the filing with the SEC and declaration of effectiveness by the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, (e) the approval of this Agreement by the requisite vote of the stockholders of the Company, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (h) such filings, authorizations or approvals as may be set forth in Section 4.6 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Parent Bank of this Agreement or the consummation by Parent and Parent Bank of the Merger and the other transactions contemplated hereby.

     4.7. Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.7 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding, or to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

     4.8. Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2001 and 2002, as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 2002 and September 30, 2003 and the related unaudited consolidated statements of income, changes in stockholder’s equity and cash flows for the nine-month periods then ended as reported in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     4.9. Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.

     4.10. Absence of Certain Changes or Events. Except (a) as set forth in Section 4.10 of the Parent Disclosure Schedule or (b) as disclosed in any Parent Report (as defined in Section 4.14 hereof) filed with the SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Parent.

     4.11. Legal Proceedings. (a) Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

     4.12. Taxes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (a) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by it at or prior to the Effective Time, and such Tax Returns are true, correct and complete, (b) timely paid in full all Taxes required to be paid by it and (c) made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Parent, threatened against or with respect to Parent or any of its Subsidiaries. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or proposed with regard to any Taxes (other than federal or state income Taxes) of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received a notice of any pending or proposed claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent was the parent of the group filing such Tax Return, (vi) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix) neither Parent nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of Parent or its Subsidiaries, (x) neither Parent nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

     4.13. Employee Benefit Plans. (a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, stock purchase “welfare plan” (within the meaning of Section 3(1) of ERISA; “pension plan” (within the meaning of Section 3(2) of ERISA (“Parent Pension Plan”); and each employment, termination or severance plan or agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Parent Plans”) by Parent or any of its Subsidiaries or any ERISA Affiliate, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, of Parent and any Subsidiary or any current or former director of Parent.

          (b) Parent has heretofore made available to the Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the Form 5500 for such Parent Plan (if applicable) for each of the last two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Parent Plan, (iii) a copy of the most recent summary plan description required for such Parent Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for the Parent Plan (as applicable) and the latest financial statements thereof.

          (c) Except as set forth in Section 4.13(c) of Parent Disclosure Schedule, (i) each of the Parent Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each a “Parent Multiemployer Plan”), has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Plans that is a Parent Pension Plan and that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under Section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such Parent Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Pension Plan’s actuary with respect to such Parent Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Pension Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of Parent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any Parent Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of Parent or its Subsidiaries or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is expected to be incurred by Parent, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and Parent is not aware of any condition that presents a risk to Parent, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a Parent Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each Parent Plan in respect of current or prior plan years have been made or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, nor any of its Subsidiaries nor any ERISA Affiliate have engaged in a transaction, with respect to any Parent Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or any of its Subsidiaries to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of Parent, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of Parent or any Subsidiary of Parent to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer or (3) result in payment of amounts under the Parent Plans which would not be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

     4.14. SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Parent Report.

     4.15. Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the S-4.

     4.16. Compliance with Applicable Law. Parent and each of its Subsidiaries:

          (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, Parent Bank, and each other insured depository Subsidiary of Parent, has a Community Reinvestment Act rating of “satisfactory” or better;

          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Parent and each of its Subsidiaries to carry on its business as currently conducted;

          (c) has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that Parent or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

          (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     4.17. Certain Contracts. (a) Except as set forth in Section 4.17(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports filed prior to the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.17(a), whether or not set forth in Section 4.17(a) of the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” Parent has previously delivered or made available to the Company true and correct copies of each Parent Contract.

          (b) Except as set forth in Section 4.17(b) of the Parent Disclosure Schedule, (i) each Parent Contract is valid and binding on Parent or a Subsidiary of Parent and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of Parent or any of its Subsidiaries under any Parent Contract, and (iv) no other party to such Parent Contract is, to the knowledge of Parent, in default in any respect thereunder.

     4.18. Ownership of Company Common Stock.

Except for the Voting Agreements, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares). For the purposes of this Agreement, “Voting Agreements” shall mean the voting agreements to be dated as of December 17, 2003, by and among Parent, Parent Bank and each of (i) Naomi Wilzig, Executrix of the Estate of Siggi B. Wilzig, and Trustee of The Siggi B. Wilzig Trust; (ii) Ivan L. Wilzig; (iii) Sherry Wilzig Izak; (iv) Alan J. Wilzig; (v) Donald Brenner; and (vi) Richard Kanter.

     4.19. Environmental Matters. Except as set forth in Section 4.19 of the Parent Disclosure Schedule:

          (a) Each of Parent and its Subsidiaries and, to the knowledge of Parent, each of the Parent Participation Facilities and the Parent Loan Properties (each as defined below, for so long as they were Parent Loan Properties or Parent Participation Facilities) are and have been in compliance with all Environmental Laws;

          (b) There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, and, to the knowledge of Parent, any Parent Participation Facility or any Parent Loan Property, has been or, with respect to threatened proceedings, is likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Parent Participation Facility or any Parent Loan Property;

          (c) To the knowledge of Parent, during the period of: (i) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any Parent Participation Facility, or (iii) Parent’s or any of its Subsidiaries’ interest in a Parent Loan Property, there has been no release of Parent Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of Parent, prior to the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Parent Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Parent Loan Property, there was no release or threatened release of Parent Hazardous Materials in, on, under or affecting any such property, Parent Participation Facility or Parent Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law; and

          (d) The following definitions apply for purposes of this Section

4.20: (i) “Parent Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) “Parent Loan Property” means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Parent Participation Facility” means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     4.20. Derivative Transactions. (a) All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Parent and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (b) Except as set forth in Section 4.20(b) of the Parent Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by Parent or any of its Subsidiaries, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or with words of similar import. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Parent or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

     4.21. Approvals; Reorganization. As of the date of this Agreement, Parent (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement and (ii) the opinion of tax counsel referred to in Section 7.2(e) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.22. Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of Parent as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder.

     4.23. Intellectual Property. (a) To the knowledge of Parent, Parent and its Subsidiaries own or have a valid license to use all Parent Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Parent and its Subsidiaries as currently conducted. The Parent Intellectual Property owned by Parent or any of its Subsidiaries, and to the knowledge of Parent, all other Parent Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither Parent nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Parent Intellectual Property. To the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 4.23(a) of the Parent Disclosure Schedule the consummation of the Merger will not result in the loss or impairment of the right of Parent or any of its Subsidiaries to own or use any of the Parent Intellectual Property, and Parent will have substantially the same rights to own or use the Parent Intellectual Property following the consummation of the Merger as Parent and its Subsidiaries had prior to the consummation of the Merger.

          (b) For purposes of this Agreement, the term “Parent Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Parent or any of its Subsidiaries.

     4.24. Disclosure Controls and Procedures. Since December 31, 2001, Parent and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) promulgated under the Exchange Act) reasonably designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (vi) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. None of Parent’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its accountants.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) other than (i) dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent or (ii) normal quarterly dividends not in excess of $0.18 per share of Company Common Stock, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or subject to any Lien, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

          (c) amend its certificate of incorporation, by-laws or other similar governing documents;

          (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $1,000,000 in the aggregate;

          (e) enter into any new line of business;

          (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) open, close, sell or acquire any branches;

          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any Loans, advances or capital contributions to, or investments in, any person, except in the ordinary course of business consistent with past practice;

          (h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (i) change its methods of accounting in effect at December 31, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

          (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees except for immaterial amendments with the prior written consent of Parent which consent shall not be unreasonably withheld, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not contemplated by any Plan or agreement as in effect as of the date hereof, or (iii) make any equity or equity-based grants or allocations under any Plan (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) except that the Company may grant stock options pursuant to the Company Option Plans in the ordinary course of business consistent with past practice but in no event shall the number of stock options granted after the date hereof relate to more than 20,000 shares of Company Common Stock (such stock options being referred to herein as the “Interim Grants”); provided, however, that the Interim Grants shall not accelerate as a result of the transactions contemplated by this Agreement;

          (k) take or cause to be taken, or fail to take or cause to be taken, any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (l) sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including Company Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;

          (m) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any of its Subsidiaries;

          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (o) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound or enter into any agreement, letter of intent or agreement in principal (whether or not binding) relating to any Acquisition Proposal (as defined in Section 6.2(a) hereof);

          (p) except pursuant to agreements or arrangements in effect on the date hereof and previously provided to Parent, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

          (q) make or change any material Tax elections (unless required by applicable law), file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

          (r) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to the Company and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company Reports filed prior to the date hereof, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

          (s) restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (t) except for Loans or commitments for Loans that have been previously approved by the Company prior to the date of this Agreement, and except for Loans or commitments for Loans with respect to 1-4 family residential loans, make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course consistent with past practice and with a principal amount of $1,000,000 or less; or

          (u) authorize, commit or agree to do any of the foregoing actions;

     5.2. Covenants of Parent and Parent Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and Parent Bank shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Parent, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

          (b) change its methods of accounting in effect at December 31, 2002, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent’s independent auditors;

          (c) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis;

          (d) take or cause to be taken, or fail to take or cause to be taken, any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

          (e) authorize, or commit or agree to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1. Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the FDIC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Proxy Statement cleared by the FDIC and to have the S-4 declared effective under the Securities Act, in each case as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

          (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

     6.2. No Solicitation by the Company. (a) The Company and its

Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that if, and only to the extent that, (1) the approval of this Agreement by the Company’s stockholders has not occurred and (2) the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide, written Acquisition Proposal that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Parent and identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 6.2(b), following delivery of the Company Notice (A) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Parent, and (B) participate in discussions or negotiations regarding such a Superior Proposal. Any violation of the foregoing restrictions by any of the Company’s representatives, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (v) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its Subsidiaries, (w) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of the Company or its Subsidiaries, (x) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of the Company, (y) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or (z) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute or adversely affect materially the benefits to Parent of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s stockholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company based on written advice, with only customary qualifications, from a nationally recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

          (b) In addition to the obligations of the Company set forth in Section 6.2(a), the Company shall promptly, and in any event within 24 hours, advise Parent orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Parent informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Parent all materials provided to or made available to any third party pursuant to this Section 6.2 which were not previously provided to Parent.

          (c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

     6.3. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Parent Bank, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivering party and, if the Merger shall not occur, the receiving party and its representatives shall return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for ten years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party’s possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public; or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the delivering party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

          (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

          (e) Notwithstanding anything contained in this Agreement to the contrary, Parent, Parent Bank and the Company (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind that are provided relating to such tax treatment or tax structure; provided, however, that none of Parent, Parent Bank or the Company (nor any of their respective employees, representatives or other agents thereof) may disclose any information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.

     6.4. Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective (for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of the Company may withdraw, modify, condition or refuse to make such recommendation if the Board of Directors of the Company determines in good faith after consultation with its outside financial and legal advisors that the failure to take such action would breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated and subject to the requirements of N.J.B.A. § 17:9A-136, this Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

     6.5. Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit 6.5 hereto.

     6.6. Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     6.7. Employee Benefit Plans; Existing Agreements. (a) Following the Effective Time, Parent shall, or shall cause Parent Bank to, continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, employee benefits (i) pursuant to the Plans as in effect immediately prior to the date hereof or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent provided to similarly situated employees of Parent or Parent Bank (it being understood that inclusion of Affected Employees in the employee benefit plans of Parent or a Subsidiary of Parent may occur at different times with respect to different plans) on terms no less favorable than the employee benefits provided to similarly situated employees of Parent.

          (b) Parent shall, or shall cause the Company to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under (but not for accrual of pension benefits) any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any Subsidiary of the Company to the same extent that such service was credited under a comparable employee benefit plan of the Company or any of its Subsidiaries immediately prior to the date hereof.

          (c) Parent shall, or shall cause the appropriate Subsidiaries of Parent and the Company to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          (d) Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the appropriate Subsidiaries of Parent to honor, fulfill and discharge in accordance with their terms the Plans as in effect as of the date hereof (except as amended pursuant to Section 5.1(j) hereof) and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Parent

          (e) Parent shall not be obligated to provide any right or benefit to any executive officer or director of the Company under any current plan, arrangement or agreement of the Company, to the extent that the provision of such right or benefit would violate applicable law.

     6.8. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, to the furthest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel and any necessary local counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify prejudices Parent. Parent’s obligations under this Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

          (b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

          (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9. Reasonable Best Efforts; Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of Parent, Parent Bank and the Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the S-4 or a resolicitation of proxies as a result of a transaction by Parent or its Subsidiaries shall not violate this covenant unless the aggregate delay resulting from the foregoing should exceed 60 days in the aggregate).

          (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

          (c) Parent, Parent Bank and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of Parent, Parent Bank, and the Company shall execute and deliver to Sullivan & Cromwell LLP, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

          (d) The Company shall consult with Parent prior to sending any written communications to its employees regarding the Merger or this Agreement.

     6.10. Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Articles III and IV in order to determine the fulfillment of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.11. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

     6.12. Coordination of Dividends. From the date of this Agreement to the Effective Time, the Company shall coordinate with Parent the declaration, record and payment dates with respect to dividends in respect of the Company Common Stock, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger

     6.13. Accountant’s Letter. The Company shall use its reasonable efforts to cause to be delivered to Parent a letter of its independent public accountants dated (a) the date on which the S-4 shall become effective and (b) a date shortly prior to the Effective Time, and addressed to Parent, in form and substance customary for “comfort” letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72 and, if applicable, No. 100, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters determined by independent public accountants in connection with registration statements similar to the S-4.

     6.14. Certain Modifications; Restructuring Charges. The Company and Parent agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Parent shall request, provided that, giving effect to the implementation of such modifications or changes, the executive officers of the Company will be able to make the certifications required of them under Section 302 or 906 of the Sarbanes Oxley Act of 2002 and provided further that, giving effect to the implementation of such modifications or changes, no such certifications under Section 302 or 906 of the Sarbanes Oxley Act of 2002 theretofore given would likely be impeached. The Company and Parent shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Parent shall request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

     6.15. Directorship. Effective as of the Effective Time, Parent shall cause its Board of Directors to be expanded by one member and shall appoint Alan J. Wilzig to fill the vacancy on Parent’s Board of Directors created by such increase as of the Effective Time.

     6.16. Registration. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and promptly (and in any event no later than seven business days after the Effective Time) file with the SEC a registration statement on Form S-8 (or any successor and other appropriate form) with respect to the shares of Parent Common Stock subject to Company Options. Parent shall use reasonable best efforts to maintain the effectiveness of such registration for as long as any Company Options remain outstanding.

     6.17. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company equity securities (including derivative securities with respect to Company equity securities) to or acquisitions of Parent equity securities (including derivative securities with respect to Parent equity securities) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

     6.18. Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts in compliance with applicable law to facilitate the integration of the Company and its Subsidiaries, with the businesses of Parent and its Subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its Subsidiaries to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Parent and its Subsidiaries in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing.

ARTICLE VII
CONDITIONS PRECEDENT

     7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

          (b) NYSE Listing. The shares of Parent Common Stock that shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

     7.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company.

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Income Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

     7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to Section 4.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except where failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Income Tax Opinion. The Company shall have received an opinion of Sullivan & Cromwell LLP (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

          (a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (c) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Parent or the Company (provided that in the case of any termination by the Company it shall not be in material breach of any of its obligations under Section 6.4) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

          (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent);

          (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

          (g) by Parent, if (1) the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company’s stockholders approve and adopt this Agreement, (2) after recommending in the Proxy Statement that such stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to Parent or (3) the Board of Directors of the Company shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than Parent.

     8.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.3(c), 8.2, 8.5 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.5. Termination Fee.

          (a) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), or by Parent or the Company pursuant to Section 8.1(d) if prior thereto Parent would have had the right to terminate this Agreement pursuant to Section 8.1(g), or by Parent pursuant to Section 8.1(f) by virtue of the Company’s breach of Section 6.2 hereof, then the Company shall pay to Parent, on or before the second business day following such termination, a cash fee equal to $30 million (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.

          (b) In the event that, (i) after the date of this Agreement a proposal for an Acquisition Transaction (as defined below) with a person other than Parent shall have been made known to the Company or any of its Subsidiaries and shall have been publicly announced or otherwise shall have become public or shall have been made to the shareholders of the Company, or any person other than Parent shall have filed an application or notice with the Board of Governors of the Federal Reserve System, the FDIC or any other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction, or a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction if consummated, and (ii) concurrently therewith or thereafter, this Agreement is terminated by the parties pursuant to Section 8.1(a), by either party pursuant to Section 8.1(c) or Section 8.1(d), or by Parent pursuant to Section 8.1(e) or Section 8.1(f), then (x) the Company shall pay to Parent an amount equal to one-half of the Termination Fee, on or before the second business day following such termination, by wire transfer of same day funds to an account designated by Parent, and (y) if prior to, or within 18 months after, such termination an Acquisition Transaction with any person other than Parent shall occur, or the Company or any of its Subsidiaries shall have entered into an agreement to engage in, or the Board of Directors of the Company shall have approved or accepted or recommended that the stockholders of the Company approve or accept, an Acquisition Transaction with any person other than Parent, the Company shall pay to Parent the remainder of the Termination Fee, on or before the second business day following such termination, by wire transfer of same day funds to an account designated by Parent

          (c) The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay or cause to be paid any amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount set forth in this Section 8.5, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.5 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (d) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of the Company, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of the Company, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company.

ARTICLE IX
GENERAL PROVISIONS

     9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first day that is at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing)(the “Closing Date”), at the offices of Parent’s Counsel unless another time, date or place is agreed to in writing by the parties hereto.

     9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the S-4 to the stockholders of the Company, and all filing and other fees paid to the FDIC and the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Parent and the Company; provided, further, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

     9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Parent Bank, to:

North Fork Bancorporation, Inc.
275 Broadhollow Road
Melville, New York 11747
Attention: Chief Executive Officer

with a copy to:

Skadden, Arps Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq

and

          (b) if to the Company, to:

The Trust Company of New Jersey
35 Journal Square
Jersey City, New Jersey 07306
Attention: Chief Executive Officer

with a copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: H. Rodgin Cohen, Esq
Mitchell S. Eitel, Esq

     9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 16, 2003.

     9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     9.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.3(c) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.3(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11. Publicity. Except as otherwise required by law or by the rules of the NYSE or the Nasdaq National Market, so long as this Agreement is in effect, neither Parent nor the Company shall, nor shall either party permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Parent Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTH FORK BANCORPORATION, INC.

By:	/s/ John Adam Kanas

Name: John Adam Kanas
Title: Chairman, President and Chief Executive Officer

NORTH FORK BANK

By:	/s/ John Adam Kanas

Name: John Adam Kanas
Title: Chairman, President and Chief Executive Officer

THE TRUST COMPANY OF NEW JERSEY

By:	/s/ Alan J. Wilzig

Name: Alan J. Wilzig
Title: Chairman, President and Chief Executive Officer